Exhibit 99.2
For Immediate Release
Tropicana Casino and Resorts promotes insider to CFO post
Ted Mitchel is 18-year company veteran
     Crestview Hills, KY, November 27, 2007 — Tropicana Casinos and Resorts today named Theodore R. (Ted) Mitchel senior vice president, chief financial officer and treasurer. Mitchel, who has been secretary treasurer of Tropicana affiliate Columbia Sussex since 1989, replaces John G. Jacob, who resigned to accept a position with a non-gaming company. Mitchel’s appointment is effective November 30, 2007.
     “Ted has assisted with our casino properties for as long as we have been in the gaming business,” said Tropicana owner and CEO William J. Yung. “He helped us with the accounting on our first casino acquisition in 1990 and has overseen treasury operations as we have grown to a multi-property, multi-jurisdictional enterprise. As a result, we think he is uniquely equipped to shepherd our financial affairs in the near and longer term.”
     Mitchel began his career in accounting and finance in 1975 when he joined Coopers & Lybrand as a CPA. After 13 years with the public accounting firm, Mitchel left to become treasurer of PKG’s, an Ohio-based franchisor of packaging and shipping stores. He became secretary treasurer of Columbia Sussex and its affiliates in August of 1989.
     Mitchel is a 1975 graduate of Xavier University in Cincinnati, Ohio, where he earned his bachelor of science degree in business accounting.
About Tropicana Casinos & Resorts
     Tropicana Casinos & Resorts is a privately held corporation that owns and operates 13 casinos and resorts in the United States and Caribbean. The company is owned by William J. Yung whose ownership of gaming interests dates to 1990 when he purchased a small casino hotel in Lake Tahoe, Nevada. Since then, the Company has acquired gaming assets in Louisiana, Mississippi, and Nevada capped off by the 2007 purchase of Aztar Corporation — and its widely known Tropicana brand name — with properties in Nevada, Indiana and New Jersey.
Contact:
Hud Englehart
Beacon Advisors
513.533.4800